EXHIBIT 99.1

POWER OF ATTORNEY

        The undersigned, RAB Special Situations (Master) Fund Limited (hereinafter referred to as “RAB”), does hereby make, constitute and appoint any combination of two persons listed below as its true and lawful agents and attorneys-in-fact (hereinafter referred to as the “Attorneys”) to act in the name and on behalf of RAB for and with respect to the matters hereinafter described.

Names of the Attorneys:	Benjamin Hill Joseph Jayaraj Kalika Jayasekera Fraser McGee Neil Warrender Stephen Couttie Christopher de Mattos

        Attorneys shall have the power and authority to do the following:

        To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of RAB with regard to any securities owned by RAB or any of its affiliates.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for RAB in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorneys in accordance with the terms hereof shall be binding upon RAB without attestation. The Power of Attorney conferred hereby shall not be delegable by Attorneys.

        IN WITNESS WHEREOF, RAB Special Situations (Master) Fund Limited has caused this Power of Attorney to be executed and attested as of July 24, 2006.

RAB Special Situations (Master) Fund Limited By: /s/ Martin Lang ________________________________ Name: Martin Lang Title: Director